Exhibit 99.1

On October 30, 2006, Horizon Lines, Inc. hosted a conference call to discuss financial results for the quarter ended September 24, 2006. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator:

Good morning, ladies and gentlemen, and welcome to the Horizon Lines’ third-quarter 2006 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session.

As a reminder, this conference is being recorded today, Monday, October 30, 2006.

I would now like to turn the conference over to Mr. Chuck Raymond, Chairman, President and Chief Executive Officer. Please go ahead, sir.

CEO

(C. Raymond):

For those who have called in, thank you for joining us today for our third-quarter earnings explanations. With me today are John Handy, our Executive Vice President, and Mark Urbania, our Senior Vice President and Chief Financial Officer. I will take you through the third quarter, an outlook for the rest of the year and answer any questions you might have.

As usual we have certain statements contained in the presentation which would constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements that are not of historical fact constitute forward-looking statements and accordingly involve estimates, assumptions, judgments and possibly uncertainty.

There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in forward-looking statements. Such factors are detailed in Horizon Lines Inc.’s final prospectus which was filed with the Securities and Exchange Commission on September 13, 2006. Other factors may include changes in tax laws or their interpretation or application, adverse tax audits and other tax matters.

For the third quarter of 2006 we, again, have set record earnings — 19 consecutive quarters of adjusted EBITDA growth year-over-year. There is at least one erroneous interpretation of our earnings out there on the press this morning which has caused a little erratic trading of the stock and caused the price to go down by as much as $2 for a short period of time. I trust that as we go through this earnings report that everybody will understand that by all measures we have exceeded our past earnings and have exceeded the anticipations and expectations of Wall Street.

We did of course, as you know, adopt a tonnage tax on income from qualifying activities for 2005 and beyond. We will indicate in this presentation how that affects our earnings this quarter and how it should be viewed going forward. We continue to have a lot of good news in the Company. The Horizon Hunter, which is actually the second of our five new vessels in the TP-1 launch string, was christened. Our TP-1 strategy is on track. Our Edge project, which John Handy is going to take some time to update you on, is moving along nicely. And we feel the outlook for the remainder of 2006 is good. Economically we feel good about our markets.

Just a quick couple of third-quarter financial highlights. Adjusted 2006 results versus those results in the same period in 2005-operating revenue is up $15.6 million or 5.4%. Adjusted operating income is up by $4.9 million or 15.8%. EBITDA is higher by $3.5 million or 7.2%. Net income increased by $1 million or 7.5%. And earnings per share grew by $0.03 or 7.5%. With that I’ll ask John Handy to give us a commercial and operations update.

EVP

(J. Handy):

Thank you, Chuck. Good morning, everybody. One of the things that I will cover for you in this portion of our release will be an emphasis on an update of our trade lanes, a focus on customer service, our strong cost reduction program, our strict performance metrics, or KPIs, and our very, successful TP-1 progress to date.

Turning to my first chart, the rate update for the third quarter. You’ll see there are four main points here which I’ll emphasize — rate improvement across all three trade lanes; a solid mix improvement, as we’ve told you many times in the past, going for higher margin cargo while divesting the lower margin automotive cargo; our operating efficiencies, which help moderate our contract renewal increases; and maintenance of responsible fuel surcharges to offset fluctuations up or down in fuel-related expense.

In terms of the volume update on the next chart, if you look at the third-quarter data you’ll see that we’re about 3,200 containers down from the same time in 2005 and an overall year-to-date 4% decrease. If you look at Alaska volumes, they were clearly impacted by the colder weather and the diversity of the fishing patterns. The third-quarter seafood harvest was well below industry expectations. A smaller than normal catch of Pollock and a quality issue drove most of that catch to overseas markets. I’d like to point out, though, that this volume did pick up as we approached the end of the quarter and is expected to remain very stable as we move through the fourth quarter and into 2007.

As I communicated previously, our Hawaii volume reduction resulted from a continued reduction in our automobile lift. In addition to our vehicle lift, the third quarter was also impacted by a significant reduction in the volume of military household goods moving to and from the islands primarily due to the heavy deployment of our soldiers, sailors, airmen and marines from the states. If you look at Puerto Rico, the uncertainty over the tax law changes has abated now that the government has settled the tax issue. Adding to that is a reduction in fuel prices that should add some stability in the Puerto Rican market as we finish the year and look to 2007.

On the next chart, from a competitive market update, looking at the third quarter, the main point there would be our ability as a company to flex our capacity across all three trade lanes. There have been no significant changes in services or market shares as we’ve continued to maintain 36% market share of our business across all trades. The market softness in Puerto Rico is certainly attributable to the tax issues as well as reduced consumer spending. But then in Alaska we see the softer seafood lift was a critical factor in the decision to lay up the Fairbanks three weeks early and Puerto Rico reduced our five ship sailings to four for the entire season, emphasizing our flexibility across all the trade lanes.

Economic outlook for 2006 in Hawaii — The hotel revenue is certainly up and the state is forecasting a strong 4.7% growth in tourism spending for the rest of the year and into 2007. Construction remains really strong with private building permits totaling $774 million, with every indication of continued strength through the rest of 2006, 2007 and into 2008. We note that rising interest rates may dampen residential housing construction but our belief is that this will be more than offset by the military growth across the state at Schofield, Hickam and other military installations.

If you look out to Guam, we’re very upbeat there as well, as Guam plans for the relocation of 8,000 Marines and approximately 7,000 family members moving from Okinawa. While the forecast of the move is several years away, the forecasted 15-year $15 billion in construction spending needed to support the military expansion in the region has already started.

While the Puerto Rico economy remains somewhat sluggish as I mentioned, we remain very optimistic that the clarification of the tax law and the continued reduction in fuel-related expenses will have a positive impact. Our VP in Puerto Rico is already seeing a significant increase in consumer spending and continued investment by pharmaceutical companies and biotech companies.

While the cooler weather and the softer fishing season may have dampened spending in the third quarter in Alaska, the economy remains strong with an expectation that the rebate to the Alaska population will increase some of their spending. We remain very positive for the future in Alaska.

If you look at operating highlights, I’m going to cover five main topics there. I’ll go through a detailed slide on the TP-1; I’ll talk more about Horizon Edge and what we’re doing there; some points about our rolling stock initiative and key operating metrics or KPI; and then I’ll wrap up with some operating efficiency and cost savings initiatives.

On the next slide as we look at TP-1 the main point there is everything is on schedule and on budget. As Chuck mentioned earlier, we’re really excited about the christening of the Hunter on October 11th, and the fact that the Tiger is already out on charter. The Hunter and the Tiger will be on charter until we need them in March 2007. All the rest of the dates at the bottom of that particular slide show that we’re on target, on track and, as I said, on budget.

As I turn now to Horizon Edge, just a reminder that Edge is our customer focused service efficiency program. We’re really excited about how that is affecting all of the business areas. We started the program in May in Dallas, Honolulu, San Juan, Anchorage and Charlotte. Our progress and results to date are well ahead of schedule. As we move from the early successes you see there is a record low cost per lift across all three trade lanes with significantly improved moves per hour.

We’ve also maximized our container stows on the Trans-Pacific lane which allows us to return a record number of Maersk empty containers to Asia. And then our process improvements with Alaska, specifically the Anchorage maintenance process improvements, have allowed us to apply the same practices across all of our trade lanes with significant improvement.

Real hard work is still to come though as we focus on the big cost areas of sales and marketing, more detail in maintenance, our order to cash processes and supply chain management. These initiatives will continue throughout 2007 and 2008 and we’ll continue our focus on core processes.

Talking about core processes, if you turn to the next slide, you’ll see our key operating metrics. This is certainly something we’re really proud of because of our very tight standards. In terms of vessel availability, as we’ve said many times in the past, we do not sail until the captain is ready — no sooner, no later. That 99.7% is certainly one statistic we’re proud of.

If you look at vessel utilization, there is a small downturn in the third quarter of 2006 compared to 2005. Our data shows that’s attributable mostly to Puerto Rico’s softness. If you look at our vessel on-time arrivals, I’ll just emphasize, as we have many times in the past, this is a zero departure or arrival time delay tolerance in which a strong 1.7% increase over the third quarter of 2005 has been made.

The next chart talks about our other operating efficiency and cost savings initiatives. A main point here about container inventory, which is significantly down. And this is due to our asset utilization program, which focuses on reducing shipper pools, speeding up equipment turns and, of course, raising the utilization of assets throughout the program. That’s allowed us to reduce our number of containers.

If you then look at container maintenance, our newer assets and improved processes in maintenance have allowed us to focus on improved labor and parts cost. The new refrigerated containers and new dry boxes help drive down maintenance costs. And that leads me to one final point. We’re a Jones Act carrier. — The culture of Horizon Lines is to be as cost-effective and efficient as we possibly can while serving our customers and giving them everything that they deserve and we’ll continue that for the months and years ahead. I’ll standby for any questions at the end of the discussion.

CFO

(Urbania):

Thank you, John. I’m on page 18 of the presentation, the income statement summary for the third quarter. As Chuck stated earlier, the third quarter was a good quarter for us. We had record earnings and this quarter represents the 19th consecutive quarter of adjusted EBITDA growth. What I would like to do is focus on the shaded area at the bottom of this page, the first two columns representing our actual results for the third quarter and then the two columns on the right represent the adjusted results.

Chuck alluded to some confusion based upon the press release or possibly other press releases related to our guidance. I want to set the record straight on this, our guidance — stripping out tonnage tax, stripping out secondary costs — our guidance for the third quarter was $0.40 to $0.42 per share. You can see in the third column we beat that guidance by a penny, that is $0.43 per share. Now if you take that $0.43 and add to it $1.17 which is the tonnage tax impact in the third quarter, you come up to $1.60 per share. We beat our guidance.

Now, if you go over to the earnings per share in the first column of $1.58 per share, that $1.58 per share includes $800,000 for secondary costs. Adding that back gets you to $1.60 per share so that’s sort of working it both ways. I wanted to make sure that was clear so that there’s no confusion going forward in terms of how we ended the third quarter.

The $0.43, on an apples-to-apples basis, again in the third column there, strips out everything and that compares very favorably to the third quarter of 2005 of $0.40. EBITDA was ahead of last year, $51.8 million versus $48.3 million and something that we’re most proud of, and which ties right in with the presentation that John Handy just gave you, is our operating ratio. Our operating ratio is strong and getting stronger and will continue to get stronger as we get into 2007 and beyond with the impacts of the Horizon Edge project.

On the following page, there’s a summary of the nine months, again focusing on the shaded box. Earnings per share through the nine months of $1.84 — obviously that’s inclusive of everything I just talked about — compares very favorably to the nine months ended in 2005 of $0.58. And again, stripping out all the one-time expenses in the third column there — $0.71 versus the same period last year of $0.56, and then the EBITDA of $124.2 million versus $113.7 million. The Company is strong and it’s growing and the Company is continuing its growth both on the top line and the bottom line.

On page 20, looking at operating revenue — the point that I want to make here is that we continue to do a good job focusing on upgrading our cargo mix, leading to higher margins through rate improvements — John Handy covered that a second ago. You really see that here as the cargo mix and rate improvements have outpaced and will continue to outpace our volume variance. The volume variance, as John alluded to, was softness related to Puerto Rico which seems to be strengthening; and then our planned reduction in auto volumes in Hawaii. We’ve had a concentrated effort throughout 2006 of carrying the right kind of freight, the higher margin cargo freight which is serving us very well.

On page 21, you can see our cash flows are very strong. Our strong EBITDA and earnings performance has yielded $43.3 million of free cash flow through the first nine months of 2006. Our fourth quarter will be strong as well adding approximately $30 million to this free cash flow number ending up at just north of $70 million of free cash flow for the full year 2006.

All of this on the next page leads to improving leverage in our Company. Our credit statistics at the bottom of the page are all headed in the right direction. Our debt to LTM adjusted EBITDA is 3.3 times versus 3.6 times at the end of 2005. It’s worth noting that on a net debt basis, taking the cash against the debt, we’re at 2.8 times. From a debt as a percentage of the capitalization structure of the business, 72% versus 78% at the end of 2005, again on a net debt basis 69% interest coverage improved to 3.6 times EBITDA.

Turning to earnings guidance for the balance of 2006, our expectation from an operating revenue perspective is that our fourth quarter will generate $287 million to $292 million worth of revenue. On a full-year basis that translates into $1.156 billion to $1.161 billion from a revenue perspective and we expect to generate $39 million to $41 million in EBITDA. For the full year that’s $163 million to $165 million in EBITDA. And then from an earnings per share perspective that translates into $0.31 to $0.33, which is inclusive of the tonnage tax affect for the fourth quarter, which is $0.10.

The adjusted number below it, which has notes 2 and 3 beside it, you can read that, but that’s unadjusted. That’s as if tonnage tax never occurred; on an apples-to-apples basis, as we’ve explained before, $0.21 to $0.23 per share and on a full-year basis, going up back to the reported line, where our expectation is to finish the year at $2.19 to $2.21. And then on an apples-to-apples basis, as we’ve reported it before, we’re increasing our guidance for the year from $0.85 to $0.90 per share to $0.92 to $0.94 per share. With that I would like to turn it back over to Chuck Raymond.

CEO

(Raymond):

Thank you, Mark. Very strong report here. We feel very good about the Company. Clearly on a quarter-to-quarter basis earnings up $0.03 per share. When you look at the nine months we’re up some 27% from $0.56 a share to $0.71 on an apples-to-apples basis. Our cash is strong. We’re deleveraging the balance sheet, deleveraging the Company as we’ve told you we would do. And we’ve talked about our outlook going forward, particularly as it relates to our core projects for 2007. One project is the TP-1 implementation and how that changes the capacity and the capability in each of our markets as well as the tonnage tax election that we’re now able to take advantage of.

And as importantly than those projects is Horizon Edge, the project which John talked about, which is positioning our Company very well for the future. All of those projects, when you put them together, continue to excite us about the future for Horizon Lines. It’s a great day for us. I presume that the confusion about the earnings that was out there earlier this morning will get cleared up during the day today. With that we’ll open the lines up for questions and I’ll turn it back to the moderator.

Question:

Good morning. Just a question — in terms of thinking about looking forward on that variance, you talked about the volume, the mix, etc. Looking ahead to the fourth quarter and beyond, 4 or 5% revenue growth, maybe a little bit more. — Based on what you’re seeing from your various units and you said that there was some pickup in Puerto Rico and some of the other areas stability, would you anticipate some of that mix changing so that volume is less to overcome going forward?

Answer

(Handy):

We will continue to seek to change the mix, with our emphasis on higher margin cargo across all three trade lanes. My comments about Puerto Rico are essentially that consumer spending is increasing as the tax law issues have been settled. We also look at who else is investing in Puerto Rico. We’re seeing that low margin investments are moving out of the country, but biotech and pharma are continuing to increase. That helps us specifically in the markets you’re talking about.

The same thing holds true for Alaska, Hawaii and Guam and our new TP-1 chain as we run it out through Asia in support of our Maersk agreements. All of that continues through the rest of 2006 and into 2007. Again, I’d emphasize with continued emphasis on high margin boxes as opposed to low margin.

Question:	So are you saying that net net volume variance is still going to be flat at best in terms of the component of the revenue increase?

Answer

(Handy):

I suspect there will be a slight increase. Of course we’re all talking about looking into the future. But as we look to the customers we deal with and we look at the contract renewals, we’ve been able to negotiate responsible increases at the same time we’re reducing our costs so that we can give the best bang for the buck for the customers. But we take all those trends and we look at them and we can see every reason to be very upbeat about the economy across the trade lanes and of course inland, where we tend not to focus on right here in the United States, our supply chain management initiatives allow us to have a very upbeat feel for the future with a continuing trend that we will grow something in excess of GDP next year.

Answer

(Raymond):

That’s a good answer. We look at Alaska and we see continuing 2% to 3% growth in the GDP in that state next year. The large accounts that we service up there, the Safeway stores, the forwarders, Lowe’s, and Wal-Mart, they all tell us that they’re going to handle more freight next year than they did this year. Out in Hawaii the state itself is projecting a GDP growth of 4.5% to 4.7%. When we couple that with Guam we see good things happening out there.

Puerto Rico — it’s always a question. We get better economic data frankly from the State of Alaska and the State of Hawaii than we do from Puerto Rico for a lot of reasons. And of course this year we had the anomaly of the tax uncertainty. Our presumption for next year is that we won’t have that tax issue and that we’ll have very low single-digit growth in the economy of Puerto Rico. One of the important things to know, though, is, even though the market is a little soft, we react to that and do a great job of managing our overhead costs and our variable costs in this business so our earnings don’t suffer.

Question:

Okay, great. Thank you for that answer. And then just a quick follow-up on the Horizon Edge side of things. Given your experience to date, any changes at this point in terms of timing of when you expect the savings to hit or the amounts? Or is it still too early to discuss any of that?

Answer

(Handy):	I would tell you that we remain very enthusiastic about it. We are actually right on target both from a schedule perspective and a cost reduction perspective at the same time focusing on efficient and effective customer support; all that to say that we’re still forecasting that we will see a break-even by the first quarter of 2007 and remain on target. — A good example is the fact that we’ve moved up some of the larger efforts by 60 days in Dallas and some of our maintenance and supply chain management processes.

So all indications are that we’re still very excited. The associates are very excited and that’s always a challenge in any change management program like the one we’re undergoing. So we’re very enthusiastic and excited about what the future has with Edge coupled with the TP-1. This is every reason to be very upbeat about Horizon.

Question:

I was just wondering — I had heard there were going to be soft volumes going forward in Hawaii — I guess that was from your competitor. You guys aren’t seeing that or you’re just going to balance that out with mix improvement?

Answer

(Raymond):

We have a little bit of a different perspective on Hawaii. I think that A&B clearly knows that market. They’ve been there for 130 some years or more. They’re very much in tune in the market. But again, their focus also includes automobiles to a heavy degree. And we have seen that go off. So I think when they talk about what they see, they’re really looking at a market that is heavily influenced by automobiles whereas we don’t. We only carry automobiles for one or two manufacturers. If you look at the stats the state puts out in terms of GDP growth, and we look at hotel occupancy, we think that in Hawaii we’ll have some positive growth next year.

Question:	Okay, thanks. Also am I correct that your fuel surcharge remains at 19.75% and are you guys going to be bringing that down at all?

Answer

(Raymond):

It’s at 18.75% in Hawaii right now. We filed that change in the last couple weeks. We’ve taken the fuel surcharge down in all three of the trade lanes as the price of fuel has come back down into the high $50 range per barrel.

Question:	Okay. I’m sure your customers appreciate that. And then your rate improvement, do you have a number across the three trade lanes?

Answer

(Handy):

It’s premature to lay that out there. We’ve done a lot of work obviously in preparation for our 2007 plan. But there has been a rate increase filed by our competition for Alaska which we’re aware of. We are still doing work on that as well as Hawaii. And, as you know, in Puerto Rico we’ve got a little over 350 contracts down there. It’s a very heavily contracted trade and we have seen good increases this year in those contracts.

Question:	Good morning, guys. Chuck, I think you got your clarification straightened away. The stock is up 2%. There’s been quite a two hours of trading this morning.

Answer

(Raymond):	It’s tough when these things happen because it is complicated and it’s unfortunate that a clarification didn’t get out between 9 and 10 o’clock, but it is what it is.

Question:

A couple of financial questions for Mark. I know that the SG&A most likely carries the secondary charges and that the Edge program is going to be targeted on some SG&A savings as well as OpEx. But it’s continued to ramp up since it looks like the third quarter of 2005 and it’s exceeding our expectations a little bit. What’s been the primary driver of the SG&A increases and is the third-quarter level something we should be looking at as a run rate going forward?

Answer

(Urbania):

Probably not. And there are a couple of reasons for that. Number one, when you’re looking at SG&A quarter-over-quarter ‘05 versus ‘06, we’ve got a lot of these transaction costs that are in SG&A, that is a one-time cost that should be going away. We’ve got the costs associated with the Horizon Edge effort, the consulting team, the Celerant team that we’re paying, that’s going into those costs. Those are probably the two main things.

So no, I don’t think you want to use the third quarter of 2006 as a run rate for 2007 and beyond, particularly because the Edge project touches all aspects of our business, including the overhead portion, so that will come down. I know that we haven’t prepared anything for you or others that looks at it on a cost bucket by cost bucket basis, but the final answer is I wouldn’t use the third quarter ‘06 as a run rate.

Question:

On the interest expense line, I’ve noticed you paid down $3.3 million of debt the first nine months versus your $73 million of free cash flow. Is there a plan for a more accelerated pay down in the fourth quarter or into next year?

Answer

(Urbania):

We are looking at that now. As I laid out earlier, we do expect very strong cash flows this year. We’re looking at possibly using some of that cash flow to pay down some debt. We absolutely are, but we haven’t made a final decision on that yet, but we absolutely are and, if we do so, we’ll probably do it before the end of this fiscal year.

Question:	And could you buy back the 9% or the 11% notes or would you just focus on the term loan?

Answer

(Urbania):

We’ve undertaken a study. Obviously if we had our way we would take out the most expensive debt first which is the 11% and then the 9% and work down the chain to the bank debt. After looking at all of the angles on the 9% notes and the 11% notes, it’s economically not advantageous for us to do so because there are call premiums associated with that.

Question:	That’s what I figured.

Answer

(Urbania):	So, when you look at that, for us it’s probably going to be the term loan.

Question:

My question is just about the gross margin. It was pretty impressive this past quarter and I’m sure a lot of it has to do with not only the fuel surcharges but also the higher margin boxes that you guys said you were focusing on. But I calculated a gross margin around 25% for the quarter. Can you just give us a refresher on the seasonality of that gross margin and should the mid 20% range be something that we’re looking at going forward based on these improvements on margin?

Answer

(Urbania):

We did have very good gross margins this quarter, but we typically have very good gross margins in our third quarter. We look at the earnings of the Company, at least from a guidance perspective — our former guidance was $0.85 to $0.90 and this quarter we did $0.43. So that’s a very healthy piece of the business. Given our cost structure is roughly half fixed and half variable and you’re carrying a large amount of volume, which we do in the third quarter, you’re getting good fixed-cost leverage that’s driving higher margins.

Going forward can you expect the margins to be that high? Yes, I think you can in the third quarter and beyond. — Our expectation is actually that our margins are going to get better with the Edge project. But there is some seasonality in the business, as you know. Our first quarter is our weakest quarter from an earnings perspective and the second quarter and the fourth quarter are on par with one another. So you do have to take in some seasonality there.

I don’t have all of the details on the margin by quarter, but I’m very comfortable telling you that our third quarter is our best and going forward with Edge it will get even better.

Question:	And then the second question was that I know you said you’re considering this but I wanted to double-check whether or not there was a target for leverage or a target for debt repayment or is that something that you guys are still looking at in your year end plans?

Answer

(Urbania):	More than likely we’re going to be targeting somewhere between $20 million and $30 million of cash to be used towards the debt.

Question:	And that’s for ‘07 or for ‘08? I’m sorry, by the end of this year or for 2007?

Answer

(Urbania):	In the fourth quarter of 2006.

Question:

I’m relatively new to the story, so if you could help me along here I’d appreciate it. I’m trying to get a sense for the quarterly number, the Q3 2006 quarterly number. Is it right to take that $23 million pretax income number, back out the $800,000 in expenses and apply a 15.2% tax rate to that number? Sort of take out the tonnage tax benefit from ‘05 and just sort of layer in the ‘06 benefit?

Answer

(Urbania):

The easiest explanation for the third quarter is laid out for you on page 18 of this presentation, which will be available on our website here shortly. But leaving aside all of the stuff — tonnage tax, one-time expenses for secondary — our earnings per share is $0.43. That’s clean.

Question:	That’s clean, but that’s at a regular income tax rate, right?

Answer

(Urbania):	That’s at a regular income tax rate, that’s correct.

Question:	And then the $1.58 includes tonnage tax benefits from 2005, correct?

Answer

(Urbania):

Let me put it this way. If you take the $0.43 — that’s based on an ordinary income tax rate for comparability purposes between these two quarters — and add just — call it $0.09 — for the difference between corporate income tax and the tonnage tax, a pickup of $0.09, $0.52 is a pretty good estimate of where we would have been.

Question:	My next question is receivables. I’m assuming that that number is going to go down between September ‘06 and December ‘06?

Answer

(Urbania):

Yes, and it typically does because we’re generating a lot of receivables towards the end of the late second quarter, certainly the third quarter. So our receivable balance is always the highest in the third quarter. We’ll collect those receivables during the fourth quarter, and the fourth quarter from a sales perspective is not as heavy as the third. So you’ll see that coming down.

On the cash flow statement, you’ll notice, too, that we used roughly $22 million if memory serves me correct. In working capital, most of that is receivables which trend that way every year, but usually on an annual basis we end up about even on the working capital.

Question:	My last question isn’t a question, it’s a comment. I’m new to the story, but I’ve got to tell you, this looks like a fantastic quarter. That’s it. Thank you.

Answer

(Raymond):

We appreciate that. Again, the third quarter is a tough hurdle for us because it’s always our best quarter, and, with the challenges that we’ve had this year were the tax issues in Puerto Rico, an earthquake out in Hawaii, and the soft fishing up in Alaska, this is a company that continues to perform better and better as we go forward. And we thank you for your comment.

Operator:	Thank you. At this time we have no questions. I would now like to turn things back to management for closing remarks. Please go ahead.

CEO

(Raymond):

I think we covered everything on the call and we appreciate very much your questions and your interest in Horizon Lines. We will be doing our fourth-quarter call toward the third week in February of next year and we’ll have that schedule out for all of next year within the next week or two. Thank you and have a good day.

Operator:	Ladies and gentlemen, this concludes the Horizon Lines third-quarter 2006 earnings conference call. Once again we would like to thank you for your participation. You may now disconnect.

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